EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of NBC Capital Corporation on Form S-8 (Registration Nos. 333-75054, 333-67098, 333-106415 and 333-114080) of our report dated February 8, 2006 (February 26, 2006, as to Note W), with respect to the consolidated financial statements of NBC Capital Corporation and of our report dated February 8, 2006, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, included in the 2005 Annual Report on Form 10-K of NBC Capital Corporation.

/s/ T. E. Lott & Company

Columbus, Mississippi

March 10, 2006

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